Code of Ethics

Symetra Mutual Funds Trust

Symetra Investment Management, Inc.

Symetra Securities, Inc.

Code of Ethics

Symetra Mutual Funds Trust

Symetra Investment Management, Inc.

Symetra Securities, Inc.

I.           Background.

This Code of Ethics (the “Code”) is adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the “1940 Act”) by the board of trustees of Symetra Mutual Funds Trust (“SMFT” or the “Trust”), pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) by the board of directors of Symetra Investment Management, Inc. (“SIMI” or the “Adviser”), and pursuant to both Rules (as hereinafter defined) by the board of directors of Symetra Securities, Inc. (“SSI” or the “Underwriter”).

Section 17(j) under the 1940 Act makes it unlawful for persons affiliated with investment companies, their principal underwriters, or their investment advisers to engage in fraudulent personal securities transactions.  Rule 17j-1 and Rule 204A-1 (collectively, the “Rules”) require each fund, investment adviser and principal underwriter to adopt a code of ethics that contains provisions reasonably necessary to prevent an employee from engaging in conduct prohibited by the principles of the Rules.  The Rules also require that reasonable diligence be used and procedures be instituted that are reasonably necessary to prevent violations of the code of ethics.

Among other things, Rule 17j-1 requires Board oversight of personal trading practices, reporting of employee securities trading and preclearance of employee purchases of initial public offerings and private placements.  Under Rule 17j-1, the Adviser and the Trust each provide to the Board annually a written report that (1) describes issues that arose during the previous year under the Code, including information about material Code violations and sanctions imposed and (2) certifies to the Board that it has adopted procedures reasonably necessary to prevent access persons from violating the Code.

Rule 204A-1 requires that an investment adviser registered under the Advisers Act must establish, maintain and enforce a written code of ethics that at a minimum includes:

A.  A standard (or standards) of business conduct that the adviser requires of its supervised persons, which standard must reflect the adviser’s fiduciary obligations and those of its supervised persons;

B.  Provisions requiring the adviser’s supervised persons to comply with applicable federal securities laws;

C.  Provisions that require the adviser’s access persons to report, and the adviser to review, their personal securities transactions and holdings periodically as provided under Rule 204A-1;

D.  Provisions requiring the advisers supervised persons to report any violations of the adviser’s code of ethics promptly to the chief compliance officer or, provided the chief compliance officer also receives reports of all violations, to other persons who the adviser designates in its code of ethics; and

E.  Provisions requiring the adviser to provide each of its supervised persons with a copy of the adviser’s code of ethics and any amendments, and requiring its supervised persons to provide the adviser with a written acknowledgement of the their receipt of the code and any amendments.

II.	Statement of General Fiduciary Principles.

A.
Fiduciary Standards.  The Code is based on the fundamental principle that the Trust and the Adviser must put clients’ interests first.  As an investment adviser, the Adviser has fiduciary responsibilities to clients, including the Trust and each series of the Trust (each, a “Fund”; together, the “Funds”) for which it serves as investment adviser.  Among the Adviser’s fiduciary responsibilities is the responsibility to ensure that its employees and those of sub-advisers it retains to manage one or more Funds conduct their personal securities transactions in a manner that does not interfere, or appear to interfere, with any Fund transactions or otherwise take unfair advantage of their relationship to the Funds.  All Adviser and sub-adviser employees must adhere to this fundamental principle as well as comply with the specific provisions set forth herein and, in the case of each sub-adviser, its code of ethics.  It bears emphasis that technical compliance with such provisions will not insulate from scrutiny transactions that show a pattern of compromise or abuse of an employee’s fiduciary responsibilities to the Funds.  Accordingly, all Adviser and sub-adviser employees must seek to avoid any actual or potential conflicts between their personal interests and the interest of the Funds.  In sum, all Adviser and sub-adviser employees shall place the interest of the Funds before personal interests.

B.
Compliance with Applicable Federal Securities Laws.  In particular, Rule 204A-1 requires that all Adviser and sub-adviser employees must comply with all applicable federal securities laws (“Federal Securities Laws”).

Under Rule 17j-1, no Access Person shall:

1.	employ any device, scheme or artifice to defraud the Trust or any Fund;

2.
make to the Trust any untrue statement of a material fact or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	engage in any act, practice or course of business that would operate as a fraud or deceit upon the Trust or any Fund; or

4.
engage in any manipulative act or practice with respect to the Trust or any Fund, including, but not limited to, intentionally inducing or causing the Trust or any Fund to take action or to fail to take action, for the purpose of achieving a personal benefit rather than to benefit the Trust or any Fund, shall be a violation of this Code.  Examples of this violation include:

a.	causing any Fund to purchase a Covered Security owned by the individual for the purpose of supporting or increasing the price of the Security; and

b.	causing any Fund to refrain from selling a Covered Security in an attempt to protect the value of the individual’s investment, such as an outstanding option.

5.	using actual knowledge of transactions for any Fund to profit by the market effect of such transactions shall be a violation of this Code.

III.           Definitions.

The following definitions apply for purposes of the Code:

A.	“1940 Act” means the Investment Company Act of 1940, as amended.

B.	“Access Person” means each trustee, manager, Advisory Person, or officer of the Trust or the Adviser or any sub-adviser.

The defined term “Access Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, sub-adviser, or affiliate thereof in compliance with Rule 17j-1 of the 1940 Act, which has been submitted to, and approved by, the Board of the Trust as contemplated in Section VI.

C.	“Advisers Act” means the Investment Advisers Act of 1940, as amended.

D.	“Advisory Person” of the Trust or of the Adviser or a sub-adviser means:

1.
any Trustee, manager, officer or employee of the Trust, the Adviser or sub-adviser (or of any company in a control relationship to the Trust, the Adviser, or a sub-adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by, or on behalf of, the Trust, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and

2.
any natural person in a control relationship to the Trust, the Adviser, or a sub-adviser who obtains information concerning the recommendations made to the Trust with regard to the purchase or sale of Covered Securities by the Trust.

          3.   Any Supervised Persons of the Adviser or any sub-adviser, who,

a.	are involved in making securities recommendations for a Fund, or who have access to such recommendations that are nonpublic; or

b.
have access to nonpublic information regarding any Funds’ purchase or sale of securities, or regarding the Fund holdings of any Funds or any other registered investment company whose investment adviser controls, is controlled by, or is under common control with the Adviser or any sub-adviser.

The defined term “Advisory Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an administrator, sub-adviser, or affiliate thereof in compliance with Rule 17j-1 of the 1940 Act, which has been submitted to, and approved by, the Board of the Trust as contemplated in Section VI.

E.
“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including dividend reinvestment plans.

F.
“Beneficial Ownership” is interpreted as it is under Section 16 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Rule 16a-1(a)(2) thereunder.  A person is generally deemed the beneficial owner of any securities in which he or she has a direct or indirect pecuniary interest.  In addition, beneficial ownership includes the accounts of a spouse, minor children, relatives resident in the person’s home, or other persons by reason of any contract, arrangement, understanding or relationship that provides the person with sole or shared voting or investment power.

G.	“Board” means the board of trustees of the Trust.

H.
“Chief Compliance Officer (“CCO”)” shall mean the person(s) charged with the responsibility, at any given time, to pre-clear trades, grant exceptions to prohibitions under the Code, receive reports and notices required by this Code to be generated, and to accomplish any other requirement of this Code related to the oversight of activities, the exercise of discretion or the making of decisions relating to the activities of persons covered by this Code.  The term relates to the Chief Compliance Officer of the Trust, the Adviser or each sub-adviser, as appropriate.

I.	“Code” means this Code of Ethics.

J.
“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act, which states that “control” means “the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.”  Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company.  Such presumption may be countered by the facts and circumstances of a given situation.

K.	“Covered Security” means a security as defined in section 2(a)(36) of the 1940 Act, except that it shall not include the following:

1.	Direct obligations of the Government of the United States;

2.	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

           3.  Shares of registered open-end investment companies other than Reportable Funds.

L.
“Covered Security held or to be acquired” by the Trust means (1) any Covered Security which, within the most recent fifteen (15) days, (a) is or has been held by any Fund, or (b) is being or has been considered for purchase by any Fund; and (2) any option to purchase or sell and any security convertible into or exchangeable for a Covered Security described in (1) of the definition.

M.
A Covered Security is “being purchased or sold” by any Fund from the time when a purchase or sale program has been communicated to the person who places the buy and sell orders for any Fund until the time when such program has been fully completed or terminated.

N.
A Covered Security is “being considered for purchase or sale” when a recommendation to purchase or sell a Covered Security for the Trust is made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

O.	“Independent Trustee” means a trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

P.
“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (the “Commission”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Q.
“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

R.	“Investment Personnel” (singularly an “Investment Person”) means:

1.	all Access Persons who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to the Trust (or any Fund);

2.
all Access Persons who, in connection with their regular functions or duties, make or participate in making any recommendations regarding the purchase or sale of any security or other investment by the Trust (or any Fund);

3.
any natural person who controls the Trust, the Adviser, or a sub-adviser who obtains information concerning recommendations made to or by the Trust with respect to the purchase or sale of a security or other investment by any Fund.

The Adviser’s CCO will retain a current a list of Investment Personnel.

S.	“Purchase or sale of a Covered Security” includes, among other things, the purchase or sale of a put or call option on a Covered Security.

              T.“Reportable Fund” means:

1.	Any fund for which the Adviser serves as an investment adviser as defined in Section 2(a)(20) of the 1940 Act; or

2.	Any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with the Adviser.

U.
The “Restricted Period” is the number of days before or after a Security is being purchased or sold by the Trust or a Fund during which, subject to an exception under the particular circumstances made by the CCO in his or her discretion, no Advisory Person may purchase or sell, directly or indirectly, any security in which he or she had or by reason of such transaction acquires any Beneficial Ownership.

V.
“Sub-adviser” means any entity that, pursuant to a contract with the Adviser, regularly furnishes advice to the Trust with respect to the desirability of investing in, purchasing or selling securities or other property, or is empowered to determine what securities or other property shall be purchased or sold by the Trust.

X.
A “Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of an investment adviser, or other person who provides investment advice on behalf of the investment adviser and is subject to the supervision and control of the investment adviser.

Y.	“Trust” means the Symetra Mutual Funds Trust or each of its separate investment Funds .

IV.           Limitations on Personal Securities Transactions.

A.	Trading Restrictions for Access Persons. Each Access Person (other than the Trust’s Independent Trustees) shall be subject to the trading restrictions identified below.

1.
Accounts Include Family Members and Other Accounts. Accounts of Access Persons include the accounts of their spouses, dependent relatives, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion (other than accounts managed by the Adviser or a sub-adviser).

2.
Restrictions on Purchases and Sales.  No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she actually knows or should have known at the time of such purchase or sale:

a.	is being considered for purchase or sale by any Fund; or

b.	is then being purchased or sold by any Fund.

3.
Restrictions on Related Securities.  The restrictions and procedures applicable to the transactions in Covered Securities by Access Persons set forth in this Code shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold or being contemplated for purchase or sale during the relevant period by a Fund.  For example, options or warrants to purchase common stock, and convertible debt and convertible preferred stock of a particular issuer would be considered related to the underlying common stock of that issuer for purposes of this policy.  In sum, the related security is treated as if it is the underlying security for the purpose of the pre-clearance procedures described herein.

4.
Non Public, Maternial Information. No Access Person may disclose or use material, non-public information about any issuer of Securities, whether or not such Securities are held in client accounts or suitable for inclusion in such accounts, for personal gain or on behalf of a client.  Any Access Person who believes he or she is in possession of such information must contact the Adviser’s CCO immediately to discuss the information and the circumstances surrounding its receipt.  (Refer to the Adviser’s Insider Trading Policies and Procedures attached hereto as Exhibit A for more information.)

Access Persons have an affirmative duty to bring suitable Covered Securities to the attention of Investment Personnel.  The intentional failure to recommend a suitable Security to, or the failure to purchase a Security for, any Fund of the Trust for the purpose of avoiding the appearance of conflict with respect to a personal transaction security may be considered a violation of this Code.

B.
Additional Trading Restrictions for Advisory Persons and Investment Personnel.  In addition to the restrictions described in Section IV. A. above, each Advisory Person and Investment Person shall be subject to the trading restrictions identified below.

1.
Preclearance.  All Advisory Persons and Investment Personnel must obtain approval from the CCO or his designee prior to entering any Covered Securities transaction (with the exception of exempted securities as listed in this Code) in all accounts.  At the time of requesting preclearance, the Advisory Person or Investment Person must provide a complete description of the security and the nature of the transaction.  Approval of a transaction, once given, is effective until the close of business on the day following the business day on which approval was requested or until the Advisory Person or Investment Person discovers that the information provided at the time the transaction was approved is no longer accurate.  If the Advisory Person or Investment Person decides not to execute the transaction on the day preclearance approval is given, or the entire trade is not executed, the Advisory Person or Investment Person must request preclearance again at such time as he or she decides to execute the trade.

Advisory Persons and Investment Personnel may preclear trades only in cases where they have a present intention to transact in the security for which preclearance is sought.  It is not sufficient for an Advisory Person or Investment Person to obtain a general or open-ended preclearance to cover the eventuality that he or she may buy or sell a security at some point on a particular day depending upon market developments.  This requirement would not prohibit a price limit order, provided that the Advisory Person or Investment Person has a present intention to effect a transaction at such price. Consistent with the foregoing, an Advisory Person or Investment Person may not simultaneously request preclearance to buy and sell the same security.

2.
Private Placements.  Advisory Person and Investment Person purchases and sales of “private placement” securities (including all private equity partnerships, hedge funds, limited partnership or venture capital funds) must be precleared directly with the CCO. No Advisory Person or Investment Person may engage in any such transaction unless the CCO and the Advisory Person or Investment Person’s supervisor have each previously determined in writing that the contemplated investment does not involve any potential for conflict with the investment activities of the Funds.

If, after receiving the required approval, an Advisory Person or Investment Person has any material role in the subsequent consideration by any Fund of an investment in the same or affiliated issuer, the Advisory Person or Investment Person must disclose his or her interest in the private placement investment to the CCO and to his or her supervisor.  The decision to have a Fund purchase securities of that issuer must be independently reviewed and authorized by the most senior person in the department.

3.
Initial Public Offerings. The purchase by an Advisory Person or Investment Person of securities offered in an initial public offering must be precleared.  Advisory Persons and Investment Persons are not allowed to participate in so-called “hot” offerings as such term may be defined by the Adviser or any sub-adviser or appropriate regulators (e.g., offerings that are oversubscribed or for which the demand is such that there is the possibility of oversubscription).

C.
Additional Trading Restrictions for Investment Personnel.  In addition to the restrictions described in Sections IV. A. and B. above, each Investment Person will be subject to the following restrictions:

1.
Notification.  An Investment Person must notify the CCO of any intended transactions in a security for his or her own personal account or related accounts which is owned or contemplated for purchase or sale by a Fund for which the Investment Person has investment authority.

2.
Restricted Periods.  An Investment Person may not buy or sell a security within 7 calendar days either before or after a purchase or sale of the same or related security by a Fund for which the Investment Person has investment authority.  For example, if a Fund trades a security on day 0, day 8 is the first day the manager or analyst of that Fund may trade the security for his or her own account.  An Investment Person’s personal trade, however, shall have no affect on the Fund’s ability to trade.  For example, if within the seven-day period following his or her personal trade, an Investment Person believes that it is in the best interests of the Fund for which he or she has investment authority to purchase or sell the same security on behalf of the Fund, the trade should be done for the Fund, and an explanation of the circumstances must be provided to the CCO.

3.
Establishing Positions Counter to Fund Positions.  No Investment Person may establish a long position in his or her personal account in a security if the Fund for which he or she has investment authority maintains a position that would benefit from a decrease in the value of such security.  For example, the Investment Person would be prohibited from establishing a long position if (1) the Fund holds a put option on such security (aside from a put purchased for hedging purposes where the Fund holds the underlying security); (2) the Fund has written a call option on such security; or (3) the Fund has sold such security short, other than “against-the-box.”  No Investment Person may purchase a put option or write a call option where a Fund for which such person has investment authority holds a long position in the underlying security. No Investment Person may short sell any security where a Fund for which such person has investment authority holds a long position in the same security or where such Fund otherwise maintains a position in respect of which the Fund would benefit from an increase in the value of the security.

4.
Purchasing an Investment for a Fund that is a Personal Holding.  An Investment Person may not purchase an investment for a Fund that is also a personal holding of the Investment Person or any other account covered by this Code, or the value of which is materially linked to a personal holding, unless the Investment Person has obtained prior approval from his or her senior manager.

5.
Prohibition on Short-Term Profits.  Investment Personnel are prohibited from profiting on any sale and subsequent purchase, or any purchase and subsequent sale of the same (or equivalent) securities occurring within 60 calendar days (“short-term profit”). This holding period also applies to all permitted options transactions; therefore, for example, an Investment Person may not purchase or write an option if the option will expire in less than 60 days (unless such a person is buying or writing an option on a security that he or she has held more than 60 days).  In determining short-term profits, all transactions within a 60-day period in all accounts related to the Investment Person will be taken into consideration in determining short-term profits, regardless of his or her intentions to do otherwise (e.g., tax or other trading strategies). Should an Investment Person fail to preclear a trade that results in a short-term profit, the trade would be subject to reversal with all costs and expenses related to the trade borne by the Investment Person, and he or she would be required to disgorge the profit. Transactions not required to be precleared will not be subject to this prohibition.

D.	Trading Restrictions for Independent Trustees. In lieu of the trading restrictions stated above in Section IV. A., Independent Trustees shall be subject to the following restrictions.

1.	Restrictions on Purchases. No Independent Trustee may purchase any security which, to the trustee’s knowledge at the time, is being purchased or is being considered for purchase by any Fund.

2.	Restrictions on Sales. No Independent Trustee may sell any security which, to the trustee’s knowledge at the time, is being sold or is being considered for sale by any Fund.

3.
Restrictions on Trades in Securities Related in Value.  The restrictions applicable to the transactions in securities by Independent Trustees shall similarly apply to securities that are issued by the same issuer and whose value or return is related, in whole or in part, to the value or return of the security purchased or sold by any Fund.

E.
Exempted Transactions/Securities.  The Board and the Adviser have each determined that the following securities transactions do not present the opportunity for improper trading activities that Rule 17j-1 and Rule 204A-1 are designed to prevent; therefore, the restrictions set forth in this Code (including preclearance, prohibition on short-term profits and restricted periods) shall not apply.  The reporting requirements, however, shall apply to the securities and transaction types set forth in this section.

1.
Purchases or sales in an account over which the Access Person or Investment Person has no direct or indirect influence or control (e.g., an account managed on a fully discretionary basis by an investment adviser or trustee).

2.	Purchases or sales of direct obligations of the U.S. Government.

3.
Purchases or sales of open-end investment companies (including money market funds), variable annuities and unit investment trusts, other than Reportable Funds.  (However, unit investment trusts traded on a stock exchange must be precleared.)

4.	Purchases or sales of bank certificates, banker’s acceptances, commercial paper and other high quality short-term debt instruments, including repurchase agreements.

5.
Purchases or sales which are non-volitional on the part of the Access Person or Investment Person (e.g., an in-the-money option that is automatically exercised by a broker; a security that is called away as a result of an exercise of an option; or a security that is sold by a broker, without Access Person or Investment Person consultation, to meet a margin call not met by the Access Person or Investment Person).

6.	Purchases which are made by reinvesting cash dividends pursuant to an automatic dividend reinvestment plan.

7.	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer.

8.
Purchases or sales of commodities, futures (including currency futures and futures on broad-based indices), options on futures and options on broad-based indices.  Also exempted are exchange-traded securities which are representative of, or related closely in value to, these broad-based indices.

9.	The receipt of a bona fide gift of securities. (Donations of securities, however, require preclearance.)

V.           Reporting Obligations.

The Trust, the Adviser, and the sub-advisers shall each appoint a CCO who shall furnish each Access Person with a copy of its code of ethics upon becoming an Access Person and annually thereafter so that each such Access Person may certify, through a written acknowledgment, that he or she has read and understands said code of ethics and recognizes that he or she is subject to the principles and provisions contained therein.  In addition, the CCO shall notify each Access Person of his or her obligation to file an initial holdings report, quarterly transaction reports, annual holdings reports, and annual certifications, as described below.

A.	Adviser and Sub-advisers. The Adviser and the sub-advisers shall each provide the following to the Board:

1.	periodic reports on issues raised under the Code or any related procedures; and

2.
on an annual basis, (a) a written report that describes issues that arose during the previous year under the Code, or any other related procedures, including but not limited to, information about material violations of the Code or procedures and any sanctions imposed in response to the material violations or its procedures, and (b), a written certification that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

B.
Access Persons.  Each Access Person shall file the reports identified below with the CCO; provided however, that an Access Person who provides substantially identical reports to a sub-adviser is deemed to have complied with this reporting requirement.  The requirements will also apply to all transactions in the accounts of spouses, dependent relatives, trustee and custodial accounts or any other account in which the Access Person has a financial interest or over which the Access Person has investment discretion.  The requirements do not apply to securities acquired for accounts over which the Access Person has no direct or indirect control or influence.

1.
Initial Holdings Report.  Upon becoming an Access Person all new Access Persons must disclose their personal securities holdings to the CCO within 10 days of becoming an Access Person.  The information provided must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.  (Similarly, securities holdings of all new related accounts must be reported to the CCO within 10 days of the date that such account becomes related to the Access Person.)  With respect to exempt securities referred to in Section IV which do not require preclearance/reporting, Access Persons must nonetheless initially report those exempt securities defined in Section IV. E. 6-9.  (This reporting requirement does not apply to holdings that are the result of transactions in exempt securities as defined in Section IV. E. 1-5.)  The listing must contain the following information:

a.	the title and type of the Covered Security, and as applicable the exchange ticker symbol or CUSIP number;

b.	the number of shares held;

c.	the principal amount of the Covered Security;

d.	the name of any broker, dealer or bank with whom the Access Person maintained an account in which the named Covered Securities were held; and

e.	the date that the report is submitted to the Access Person.

Within 10 days of commencement of becoming an Access Person, each Access Person shall file an Acknowledgement stating that he or she has read and understands the provisions of the Code.

2.
Quarterly Transaction Reports.  No later than thirty (30) days after the end of a calendar quarter, each Access Person shall file a report stating the dates of transactions in any Covered Securities, along with the following information:

a.	the date of the transaction;

b.	the title of the Covered Security;

c.	the nature of the transaction;

d.	the price of the Covered Security at which the transaction was effected;

e.	the name of any broker, dealer or bank with or through which the transaction was effected;

f.	the date that the report is submitted by the Access Person; and

g.	as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved.

Alternatively, an Access Person who provides broker trade confirmations or account statements that contain the aforementioned information to the CCO on an ongoing basis will be deemed to comply with this requirement.  A separate quarterly transaction report will not be necessary.  An Access Person need not make a quarterly transaction report with respect to transactions effected pursuant to an Automatic Investment Plan.

3.
Annual Holdings Report.  All Access Persons must submit an annual holdings report reflecting holdings as of a date no more than forty-five (45) days before the report is submitted.  With respect to exempt securities which do not require preclearance/reporting, Access Persons must nonetheless annually report the holdings of those exempt securities that are defined in Section IV. E. 6-9.  (This reporting requirement, however, does not apply to exempt securities as defined in Section IV. E. 1-5.)

The listing, which may incorporate attached documentation (e.g., brokerage statements), must contain the following information:

a.	the title and type of the Covered Security, and as applicable the exchange ticker symbol or CUSIP number;

b.	the number of shares held;

c.	the principal amount of the Covered Security;

d.	the name of any broker, dealer or bank with whom the Access Person maintained an account in which the Covered Securities are held; and

e.	the date that the report is submitted to the Access Person.

4.
Annual Certification of Compliance.  All Access Persons must certify annually to the CCO (1) they have read and understand and agree to abide by this Code; (2) they have complied with all requirements of the Code except as otherwise notified by the Compliance Director that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code.

5.	Review of Transactions and Holdings Reports. All transactions reports and holdings reports are reviewed by the CCO.

6.
Access Persons.  In addition to the reporting requirements set forth above, Access Persons must also submit duplicate confirmations and account statements to the CCO, either by (a) directing each brokerage firm or bank at which such persons maintain securities accounts to send simultaneous duplicate copies of such person’s confirmations and account statements to the CCO or (b) personally providing duplicate copies of all such confirmations and account statements directly to the CCO within two (2) business days of receipt.

7.
Independent Trustees.  Except for the requirements in Sections V. B. 2 and V. B. 4 as modified below, the aforementioned reporting requirements do not apply to Independent Trustees.   An Independent Trustee need only provide a quarterly transaction report if the trustee, at the time of a transaction, knew or, in the ordinary course of fulfilling the official duties of a trustee of the Trust, should have known that, during the 15-day period immediately before or after the date of the transaction by the trustee, the security was purchased or sold by any Fund or was being considered for purchase or sale by any Fund for which he or she is a trustee.  For any such transactions, Independent Trustees must provide: the date of the transaction, a complete description of the security, number of shares, principal amount, nature of the transaction, price, commission, name of broker/dealer through which the transaction was effected, and date that the report is being submitted by the Independent Trustee.

As described in Section V. B. 4., Independent Trustees are required to certify annually to the CCO that (1) they have read and understand and agree to abide by this Code; (2) they have complied with all requirements of the Code, except as otherwise reported to the CCO that they have not complied with certain of such requirements; and (3) they have reported all transactions required to be reported under the Code.

C.	Sub-advisers. Each sub-adviser shall:

1.	Submit to the Adviser and the Trust a copy of its code of ethics adopted pursuant to Rule 17j-1 of the 1940 Act and Rule 204A-1 of the Advisers Act;

2.	Promptly report to the Adviser and the Trust, in writing, any material amendments to such code;

3.	Promptly furnish to the Adviser and the Trust, upon request, copies of any reports made pursuant to such code by any person who is an access person as defined therein; and

4.	Immediately furnish to the Adviser and the Trust, without request, all material information regarding any violation of such code by any person who is an access person as defined therein.

All reports of securities transactions and any other information filed with the Trust pursuant to this Code or the applicable code of ethics of a sub-adviser or administrator shall be treated as confidential.  In this regard, no Access Person shall reveal to any other person (except in the normal course of his or her duties on behalf of any of the Funds) any information regarding securities transactions made or being considered by or on behalf of any Fund of the Trust.  Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

VI.           Approval and Adoption of Code of Ethics.

The Board, including a majority of Independent Trustees, has approved this Code. Additionally, any material changes to this Code must be approved by the Board within six months after adoption of any material change. The Board must base its approval of the Code and any material changes to the Code on a determination that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Rule 17j-1.

Prior to initially approving any proposed sub-adviser for a Fund, the Board, including a majority of the Independent Trustees, must approve the sub-adviser’s code of ethics.  The Board must base its approval on a determination that the relevant code contains provisions reasonably necessary to prevent Access Persons from violating the code.  In addition, the Board must approve any material changes to the sub-adviser’s code of ethics within six (6) months of the change.  Prior to approving a sub-adviser’s code or any material change thereto, the Board must receive a certification from the sub-adviser that it has determined that the procedures set forth in such code are reasonably necessary to prevent access persons from engaging in any conduct prohibited by Rule 17j-1.

VII.           Review of Annual Reports.

At least annually, the Trust and the Adviser must furnish to the Trust’s Board, and the Board must consider, a written report that (1) describes any issues arising under this Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations and (2) certifies that the Trust or the Investment Adviser, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

VIII.           Review and Enforcement.

Potential violations of the Code must be brought to the attention of the CCO or his designee.  Potential violations will be investigated and, if appropriate, sanctions will be imposed.  Upon completion of the investigation, if necessary, the matter may also be reviewed by the President, who, in consultation with the CCO, will determine whether any further sanctions should be imposed.  Sanctions may include, but are not limited to, a letter of caution or warning, reversal of a trade, disgorgement of a profit or absorption of costs associated with a trade, supervisor approval to trade for a prescribed period, fine or other monetary penalty, suspension of personal trading privileges, suspension of employment (with or without compensation), and termination of employment.

An exception to any of the policies, restrictions or requirements set forth herein may be granted only upon a showing by the Access Person to the CCO and the President that such Access Person would suffer extreme financial hardship should an exception not be granted.  Should the subject of the exception request involve a transaction in a security, a change in the Access Person’s investment objectives, tax strategies, or special new investment opportunities would not constitute acceptable reasons for a waiver.

With regard to the Trust, a violation of a sub-adviser’s code of ethics by Access Persons subject to such code shall constitute a violation of this Code.

IX.           Records.

The Trust, the Adviser, and each sub-adviser shall maintain records in the manner and to the extent set forth below, which may be maintained on microfilm or by such other means permissible under the conditions described in Rule 31a-2 under the 1940 Act, Rule 204-2(g) under the Advisers Act, or under no-action letters or interpretations under that rule, and shall be available for examination by representatives of the Commission.

A.
A copy of the applicable code of ethics and any amendments thereto shall be preserved in an easily accessible place (including for five (5) years after the code or the amendment, as applicable, is no longer in effect).

B.
A record of any violation of the code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs.

C.	A record of all written acknowledgments from all Access Persons, as required by Section V of this Code, shall be preserved for not less than five (5) years.

D.
A copy of each report, including any information provided in lieu of the report, made by an Access Person pursuant to the code shall be preserved for a period of not less than five (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

E.
A list of all Access Persons who are, or within the past five (5) years have been, required to make reports pursuant to the code and all persons who are, or within the past five (5) years have been, responsible for reviewing the reports, shall be maintained in an easily accessible place.

F.
A copy of each report of the Trust, the Adviser or sub-adviser detailing any violations of its code of ethics, or certifying that it has adopted procedures reasonably necessary to prevent Access Persons from violating such code of ethics shall be maintained for at least five (5) years after the end of the fiscal year in which it was made, the first two (2) years in an easily accessible place.

G.
A copy of any decisions, and reasons supporting the decisions, to approve the purchase of private placement securities or public offerings by investment personnel shall be maintained for at least five (5) years after the end of the fiscal year in which the approval is granted.

X.	Approval, Amendment and Interpretation of Provisions.

A.	This Code may be amended as necessary or appropriate with the approval of the Board.

B.	This Code is subject to interpretation by the Board in its discretion.